Exhibit 8.1



                                  June 21, 2001


Capital Auto Receivables, Inc.
Corporation Trust Center
1209 Orange Street
Wilmington, Delaware 19801

     Re: Federal Income Tax Consequences

     We are issuing this opinion letter in our capacity as special counsel to Capital Auto Receivables, Inc. (the "Seller") and General Motors Acceptance Corporation ("GMAC") in connection with:

(1) the issuance of $680,000,000 aggregate principal amount of Class A-2 Asset Backed Notes (the "Class A-2 Notes"), $385,000,000 aggregate principal amount of Class A-3 Asset Backed Notes (the "Class A-3 Notes"), $150,643,000 aggregate principal amount of Class A-4 Asset Backed Notes (the "Class A-4 Notes" and together with the Class A-2 Notes and the Class A-3 Notes, the "Offered Notes") by Capital Auto Receivables Asset Trust 2001-2 (the "Trust"), pursuant to an Indenture (the "Indenture"), between the Trust and Bank One, National Association as Indenture Trustee (the "Indenture Trustee"); and

(2) the issuance of $64,566,572.92 aggregate principal amount of Asset Backed Certificates (the "Certificates") by the Trust, pursuant to a Trust Agreement (the "Trust Agreement"), between the Seller and Bankers Trust (Delaware) as Owner Trustee (the "Owner Trustee"); and

(3) the issuance of $447,000,000 aggregate principal amount of Class A-1 Asset Backed Notes (the "Class A-1 Notes") and the Variable Pay Asset Backed Revolving Note, Class 1 (the "Variable Pay Revolving Note") in an initial aggregate principal amount of $425,000,000, pursuant to the Indenture.

The Offered Notes, the Class A-1 Notes and the Variable Pay Revolving Note are sometimes referred to collectively herein as the "Notes." The Trust intends to issue the Notes and the Certificates on or about June 26, 2001 (the "Issuance Date"). The Trust may issue additional Variable Pay Asset Backed Revolving Notes after the Issuance Date. In arriving at the opinions expressed below, among other things, we have examined and relied, to the extent we deem proper, on the following documents:

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Capital Auto Receivables, Inc.
June 21, 2001
Page 2

          (i) a copy of the registration statement filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Act"), on Form S-3 (File No.
     333-93431) on March 22, 2001, with respect to asset-backed notes and certificates, including the Offered Notes, to be issued and sold in series from time to time, in the form in which it became effective, including the exhibits thereto;

          (ii) a copy of the prospectus supplement (the "Prospectus Supplement") and the related prospectus (the "Base Prospectus" and, together with the Prospectus Supplement, the "Prospectus"), covering the Offered Notes and Certificates, substantially in the form to be filed with the Commission pursuant to Rules 424(b)(5) and 424(c) under the Act;

          (iii) a form of the Trust Agreement;

          (iv) a form of the Trust Sale and Servicing Agreement, among the Seller, GMAC, as Servicer, and the Trust (the "Trust Sale and Servicing Agreement");

          (v) a form of the Indenture;

          (vi) a form of the Pooling and Servicing Agreement (the "Pooling and Servicing Agreement"), between GMAC and the Seller; and

          (vii) such other documents as we have deemed necessary for the expression of the opinions contained herein (collectively, the documents described in clauses (iii) to (vi) are referred to herein as the "Transaction Documents").

     In arriving at the opinion expressed below, we have examined and relied, to the extent we deem proper, on the Transaction Documents. In our examination, we have assumed that the Transaction Documents will be executed in the form submitted to us, and we have assumed the enforceability of all Transaction Documents. We have also assumed, without independent verification, that the facts and representations and warranties in the documents upon which we relied are true and correct, and that the transactions contemplated by such documents will be consummated strictly in accordance with their terms.

     In rendering our opinion, we have also considered and relied upon the Internal Revenue Code of 1986, as amended (the "Code"), administrative rulings, judicial decisions, regulations, and such other authorities (including Treasury regulations) as we have deemed appropriate, all as in effect on the date hereof and all which are subject to change or different interpretation. However, we will not seek a tax ruling from the Internal Revenue Service (the "IRS") with respect to any of the matters discussed herein. Moreover, the statutory provisions, regulations, interpretations and other


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Capital Auto Receivables, Inc.
June 21, 2001
Page 3

authorities upon which our opinion is based are subject to change, and such changes could apply retroactively. In addition, there can be no assurance that positions contrary to those stated in our opinion will not be taken by the IRS. Our opinion is in no way binding on the IRS or any court, and it is possible that the IRS or a court could, when presented with these facts, reach a different conclusion. We express no opinion herein as to any laws other than federal law of the United States of America. In rendering such opinions, we have assumed that the Trust will be operated in accordance with the terms of the Trust Agreement, the Trust Sale and Servicing Agreement, the Pooling and Servicing Agreement and the Indenture.

     Based on and subject to the foregoing, we are of the opinion that under the existing tax laws of the United States of America, although no transaction closely comparable to those contemplated herein has been the subject of any Treasury regulation, revenue ruling, or judicial decision, for United States federal income tax purposes:

          (i) the statements in the Base Prospectus under the caption "Federal Income Tax Consequences" and in the Prospectus Supplement under the caption "Federal Income Tax Consequences", to the extent that they constitute matters of law or legal conclusions, have been prepared or reviewed by us and are correct in all material respects;

          (ii) the Notes will be characterized as indebtedness; and

          (iii) the Trust will not be taxable as an association or publicly traded partnership taxable as a corporation, but will be classified as a partnership.

     Except for the opinions expressed above, we express no opinion as to any other tax consequences of the transaction to any party under federal, state, local, or foreign laws. In addition, we express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America to the extent specifically referred to herein. This letter is limited to the specific issues addressed herein and the opinions rendered above are limited in all respects to laws and facts existing on the date hereof. By rendering these opinions, we do not undertake to advise you with respect to any other matter or of any change in such laws or facts or in the interpretations of such laws which may occur after the date hereof or as to any future action that may become necessary to maintain the character of the Notes as indebtedness or the Trust as a partnership for federal income tax purposes.

     We hereby consent to the filing of this opinion with Form 8-K and to the reference to our firm in the Base Prospectus under the captions "Federal Income Tax Consequences" and "Legal Opinions" and in the Prospectus Supplement in the Summary under the caption "Tax Status" and under the caption "Federal Income Tax Consequences." In giving this consent, we do not thereby admit that

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Capital Auto Receivables, Inc.
June 21, 2001
Page 4

we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission thereunder.




                                  Very truly yours,



                                  KIRKLAND & ELLIS